Exhibit 12

Clark Hill 901 Main Street, Suite 6000 Dallas, TX 75202 T (214) 651-4300 F (214) 651-4330

November 16, 2022

Every Assets I, LLC c/o Every Management, LLC, its Manager 106 E. 6th Street, Suite 900-185 Austin, Texas 78701

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as legal counsel to Every Assets I, LLC, a Delaware series limited liability company (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of an Offering Statement on Form 1-A (the “Offering Statement”), pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”), promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed issuance and sale by the Company (the “Offering”) of multiple series offerings of the indicated number of membership interests or units in a new series of the Company, when and as designated (each a “Series”) as set forth in the Amended and Restated Limited Liability Company Agreement of the Company dated as of October 31, 2022 (as amended from time to time, the “Operating Agreement”). Initially, four series have been designated by the Company: WOLVERINE, SHOELESSJOE, CR7, and KOONS. The membership interests of these designated Series are referred to herein as “Series Interests” with respect and specific to each individual Series and, collectively, as the “Interests” of the Company.

The terms and conditions of the Series Interests are established pursuant to the provisions of the Operating Agreement and through the separate series designation for each Series (together, the “Series Designations”), each of which is attached as an exhibit to the Operating Agreement. We understand that the Series Interests will be sold as described in the Offering Statement and pursuant to a Subscription Agreement (“Subscription Agreement”), substantially in the form filed as an exhibit to the Offering Statement, to be entered into by the Company and each purchaser of the Series Interests.

In connection with the Offering, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company filed with the Secretary of State of Delaware on June 22, 2022, (ii) the Operating Agreement, (iii) the Series Designations attached to the Operating Agreement, (iv) the limited liability company proceedings of the Company, including the resolutions of the manager of the Company relating to each Series, with respect to the Offering, and (v) such other documents, instruments and records as we have deemed necessary to enable us to render the opinions contained in this opinion letter. We have also relied upon, when and where appropriate, assurances of representatives of the manager (including such manager’s principals, agents, and representatives) of the Company and others as to certain factual matters without having independently verified such factual matters. We have also reviewed the Offering Statement and form of Subscription Agreement, as filed with the Commission.

We have assumed that (i) all documents submitted to us as originals are authentic, all copies of documents submitted to us as copies conform to the originals, all signatures are genuine, all natural persons having signed documents possess the legal capacity to have done so, and all records, information, and materials shared with or made available to us, and on which we have relied, are complete, correct, and true, (ii) the factual statements of the Company contained in the Offering Statement are true and correct, (iii) the Offering Statement will be and shall remain qualified under the Securities Act, so long as the Series Interests are being offered by the Company, and (iv) the Company will receive the required consideration for the issuance of the Series Interests upon or before the issuance thereof. We have relied upon certificates of, and information received from, the Company and/or representatives of the Company when relevant facts were not otherwise independently established, and we have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company, representatives of the Company, public officials or records, or otherwise and we do not opine as to the accuracy of such factual matters.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of Texas and we do not purport to be experts on, or to express any opinion in this opinion letter concerning, the laws of any jurisdiction other than the Delaware Limited Liability Company Act (the “Delaware Act”).

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. We are opining only as to the matters expressly set forth in this opinion letter and we express no opinion as to any matter not expressly opined on in this opinion letter.

Based upon and subject to the foregoing, and the other qualifications and limitations contained in this opinion letter, we are of the opinion that:

(1)	the Interests have been authorized by all necessary limited liability company action of the Company and as provided under the Operating Agreement and other governing documents of the Company.

(2)	When issued or sold in accordance with the Operating Agreement, the applicable Series Designation and Subscription Agreement, and the Company has received the purchase price therefor in the manner contemplated in the Offering Statement, (a) the Series Interests will be validly issued under the Delaware Act, and (b) purchasers of the Series Interests will have no obligation under the Delaware Act to make payments to the Company, any Series, or their respective creditors), solely by reason of their ownership of the applicable Series Interests or their status as members of the Company or any Series (other than the purchase price for the applicable Series Interests and except for any obligation that may arise in the future to repay any funds wrongfully distributed to them as required under the Operating Agreement or the Delaware Act).

This opinion letter is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof, and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments or changes in law affecting such opinions.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Clark hill plc

Clark hill plc